Exhibit 99.1

PR Newswire – Editorial – Usual Distribution

For distribution at 6:50 AM (Central time), June 13, 2005

Faxed to 612.331.3700 after 4:00 PM, June 10, 2005

Sent via email to mnhubs@prnewswire.com

Contact: Dan Florness, Executive Vice-President and CFO 507.454.8211

FASTENAL COMPANY – ANNOUNCES INVESTOR DAY PRESENTATION

Fastenal Company (Winona, MN – NASDAQ: FAST) announced its intention to conduct an Investor Day presentation at the Fastenal Industrial and Construction Expo on June 15, 2005. At that presentation, three Company officers will present information regarding the Company’s expansion plans and certain other financial and operational information. The presentation will be available via webcast from 10:00 AM to 12:30PM CDT, access to which is available through the Fastenal Company World Wide Web site at www.fastenal.com.

Fastenal sells different types of industrial and construction supplies in ten product categories. These include different types of: threaded fasteners and miscellaneous supplies; tools; metal cutting tool blades; fluid transfer components and accessories for hydraulic and pneumatic power; material handling and storage products; janitorial and paper products; electrical supplies; welding supplies; safety supplies; and raw materials (metals).

As of May 31, 2005, Fastenal operated 1,640 company-owned stores in the United States (all 50 states), Canada (all provinces), Puerto Rico (multiple), Mexico (multiple), Singapore (one location), Netherlands (one location), and China (one location) selling to the general public. The Company operates 12 distribution centers located in Minnesota, Indiana, Ohio, Pennsylvania, Texas, Georgia, Washington, California, Utah, North Carolina, Kansas, and Ontario, Canada.

Additional information regarding Fastenal Company is available on the Fastenal Company World Wide Web site at www.fastenal.com.